FOR IMMEDIATE RELEASE

INTER PARFUMS AND GAP INC. EXPAND AGREEMENT TO ENCOMPASS
GAP OUTLET STORES AND BANANA REPUBLIC FACTORY STORES

New York, NY - March 6, 2006 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced an addition to its design and manufacturing agreement with Gap Inc. (NYSE: GPS) to now also include personal care products for Gap Outlet Stores and Banana Republic Factory Stores in North America.

For both Gap Outlet and Banana Republic Factory Stores, Inter Parfums is assuming responsibility for manufacturing and managing the inventory of existing product lines.  At the same time, Inter Parfums is developing several new products and special gift items for both chains to supplement the current personal care offering.  Much like the agreement signed between the two companies in July 2005, Inter Parfums will be responsible for product development, formula creation, packaging and manufacturing and Gap Inc. will be responsible for marketing and selling in its stores.  Inter Parfums plans to establish another dedicated marketing and product development team for the initial and future programs for Gap Outlet and Banana Republic Factory Stores.  The new personal care products are scheduled to be in Gap Outlet and Banana Republic Factory Stores in time for the 2006 holiday season.  Additional new products are to be introduced throughout 2007.

Commenting, Jean Madar, Chairman & CEO of Inter Parfums, "Our relationship with Gap Inc. has been gaining breadth since the signing last summer.  As we reported in November, we began transitioning component sourcing and production of existing fragrance and personal care product lines for Banana Republic and Gap stores to our suppliers and contract fillers.  We are very excited that today, our role has been expanded to include outlet/factory stores."

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Celine, and Diane von Furstenberg and has controlling interest in Nickel S.A., a men's skin care company.  Its recent entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores.  Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. With respect to our agreements with Gap Inc., such factors include approval of new products by Gap and sales and marketing efforts of Gap.  Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Andreas Marathovouniotis (212) 836-9611/amarathis@equityny.com www.theequitygroup.com